Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Orbsat Corp.

Aventura, FL

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated March 22, 2021, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of Orbsat Corp., which appears in this Registration Statement on Form S-1/A.

/s/ RBSM LLP
RBSM LLP
New York, NY

April 7, 2021